Exhibit 99.1

Kraig Biocraft Laboratories Issues Letter to Shareholders

LANSING, Mich., - June 9, 2015 - Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“Company”), the leading developer of advanced spider silk based fibers, has provided a business update to shareholders via e-mail.  The content of the e-mail message is as follows:

Dear Shareholders,

As the past several months have been very busy and productive, I would like to highlight several achievements that have advanced the Company's short-term and long-term position.

First, let me begin by thanking all of you for your patience during the past eight months.  As you may be aware, on June 5, 2015, the SEC declared our registration statement with Calm Seas Capital effective.  This registration secures up to $7.5 million, assuming all conditions are met, over the next 2 years to support the continued growth of our research, development, and production capacity.   As a small fully reporting company, we take the quiet period during the registration process very serious, but understand that the silence can be frustrating for our shareholders. However, by ensuring full compliance with the quiet period, which is required by federal securities laws, the Company and our shareholders are more fully protected during the registration process.  As the registration statement is now effective, the quiet period is over and we can once again communicate more regularly with our shareholders and the investing public at large.

Second, we have signed a new cooperative research and development agreement with the University of Notre Dame, which has accelerated the pace of development of our transgenic silkworm technology.  The additional resources we have allocated are designed to allow us to develop new and more powerful transgenic silkworm strains using the latest in genetic engineering technologies.  We believe this will allow us to produce even stronger and more flexible fibers.  As early testing of these new materials has shown promising results, we look forward to releasing additional details as they become available.

Furthermore, our pilot scale production facility recently delivered a batch of finished material and continues to produce Monster SilkTM for use and evaluation.  These materials are a key element in fiber technology and performance evaluation for our potential market channel partners.  Of equal importance, this facility provides validation that the transition from laboratory scale to production can be completed for Big Red and future transgenic lines that we produce.  We anticipate significant growth in the capacity and proficiency of our silk production operations moving forward.

I am excited to announce the new Kraig’s quarterly newsletter- Spider Sense- which we will release at the end of each fiscal quarter beginning in July, 2015.  This newsletter will allow us to consistently share the Company’s progress with you.  The newsletter will be distributed via the Company website and opt-in emails.  Please sign up at http://www.kraiglabs.com/contact/ .

Our management remains focused on the Company's underlying business as well as identifying and pursuing strategic opportunities to increase shareholder value.  The Company has been very impressed with the performance of our new COO, Jon Rice, who has been a powerful addition to our team and we expect great things from him in the second half of 2015.  We anticipate releasing further news regarding our business in the very near future.

In conclusion, my expectation for 2015 will be new opportunities that will serve to benefit all who are connected to the success of Kraig Biocraft Laboratories. We appreciate the commitment you, our shareholders, have made and continue to make supporting the Company.  On behalf of the entire Kraig Labs Team, thank you for sharing in our success and being a partner in our future.

Sincerely,

Kim K. Thompson

Chief Executive Officer, Chairman of the Board

About Kraig Biocraft Laboratories, Inc.

Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a fully reporting biotechnology company is the leading developer of genetically engineered spider silk based fiber technologies. The Company has achieved a series of scientific breakthroughs in the area of spider silk technology with implications for the global textile industry.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Ben Hansel, Hansel Capital, LLC.

(720) 288-8495